Exhibit 2(g)(2)
SUBADVISORY AGREEMENT
     This SUBADVISORY AGREEMENT (the “Agreement”) is dated as of December 22, 2005 by and among SUNAMERICA FOCUSED ALPHA LARGE-CAP FUND, INC., a Maryland corporation (the “Fund” or the “Corporation”), AIG SUNAMERICA ASSET MANAGEMENT CORP., a Delaware corporation (the “Adviser”), and MERRILL LYNCH INVESTMENT MANAGERS, L.P. doing business as MERCURY ADVISORS (“MERCURY”), a Delaware Limited Partnership (the “Subadviser”).
WITNESSETH:
     WHEREAS, the Adviser and the Corporation, have entered into an Investment Advisory and Management Agreement dated as of December 22, 2005 (the “Advisory Agreement”) pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Corporation; and
     WHEREAS, the Corporation is registered under the Investment Company Act of 1940, as amended (the “Act”), as a closed-end management investment company and may issue shares of common stock, par value $.001 per share; and
     WHEREAS, the Subadviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and
     WHEREAS, the Adviser desires to retain the Subadviser to furnish investment advisory services to the investment series of the Corporation as provided below, and the Subadviser is willing to furnish such services;
     NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:
     1. Duties of the Subadviser. (a) The Adviser hereby engages the services of the Subadviser in furtherance of its Advisory Agreement with the Corporation. Pursuant to this Agreement and subject to the oversight and review of the Adviser, the Subadviser will manage the investment and reinvestment of a portion of the assets of the Fund (the “Managed Assets”). The Subadviser will (i) determine in its discretion, and subject to the oversight and review of the Adviser, the securities to be purchased or sold in its portion of the assets of the Fund, (ii) provide the Adviser with copies of records concerning the Subadviser’s activities which the Adviser or the Corporation is required by applicable law to maintain, and (iii) render regular reports to the Adviser and to officers and Directors of the Corporation as they may reasonably request concerning its discharge of the foregoing responsibilities. The Subadviser shall discharge the foregoing responsibilities subject to oversight by the officers and the Directors of the Corporation and in compliance with such reasonable policies as the Directors of the Corporation may from time to time establish and communicate in writing to Subadviser, and in compliance with (a) the objectives, policies, and limitations for the Fund set forth in the Corporation’s current prospectus and statement of additional information as provided to Subadviser, and (b) applicable laws and regulations.
          (b) The Subadviser represents and warrants to the Adviser that it will manage the Managed Assets in compliance with all applicable federal and state laws governing its operations and investments. Without limiting the foregoing, and subject to Section 11(c) hereof, the Subadviser represents and warrants as to the Managed Assets, subject to the understanding that the Subadviser has only limited control over certain regulatory and compliance matters relevant to the Fund, that the Subadviser’s management of the Managed Assets will be designed to achieve (1) qualification by the Fund to be treated as a “regulated investment company” under subchapter M, chapter 1 of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) compliance with (a) the provisions of the Act and rules adopted thereunder that relate to the investment of Fund assets, including maintaining those assets in custody with institutions designated by the Corporation; and (b) federal and state securities and commodities laws applicable to Subadviser’s portfolio management responsibilities; provided that for purposes of Sections 10(f), 12(d), and 17(a), (d) and (e) of the Act, the Subadviser shall seek to maintain compliance only in relation to its own affiliates and to affiliated persons identified to it by the Adviser
          (c)The Subadviser further represent and warrants to the Adviser that (i) it has obtained all applicable licenses, permits, registrations and approvals that may be required in order to serve in its designated capacities with respect to the Fund, and shall continue to keep current such licenses, permits, registrations and approvals for so long as this Agreement is in effect; (ii) it will immediately notify the Adviser of the occurrence of any event that would disqualify it from serving in its designated capacities with respect to the Fund; (iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of the Subadviser and is a valid and binding agreement of the Subdviser enforceable in accordance with its terms.
          (d) The Subadviser further represents and warrants that (1) to the extent that any statements or omissions made in any Registration Statement for shares of the Corporation, or in any amendment or supplement thereto, are made in reliance upon and in conformity with information furnished by the Subadviser expressly for use therein, such statements or omissions in the Registration Statement and in any amendments or supplements thereto will, when the Registration Statement or amendments become effective, conform in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations of the Commission thereunder (the “1933 Act”) and the Act, and such statements or omissions will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (2) to the extent that any statements or omissions made in contracts, sales material or other documents are made in reliance upon and in conformity with information furnished by the Subadviser expressly for use therein, such statements or omissions in the contracts, sales material and other documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
          (e) The Subadviser accepts such employment and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement, excluding determination of net asset value per share, portfolio accounting and shareholder accounting services. The Subadviser shall not be responsible for other expenses of the Fund, including, without limitation, fees of the Fund’s independent public accountants, transfer agent, custodian and other service providers who are not employees of the Subadviser; brokerage commissions and other transaction-related expenses; tax reporting; taxes levied against the Fund or any of its property; and interest expenses of the Fund. The Subadviser does not warrant that the investment performance of the portion of the Fund’s assets managed by the Subadviser will match the performance of any index or other benchmark, such as any other account managed by the Subadviser.
          (f) The Subadviser agrees: (i) to maintain a level of errors and omissions or professional liability insurance coverage that, at all times during the course of this Agreement, is appropriate given the nature of its business, and (ii) from time to time and upon reasonable request, to supply evidence of such coverage to the Adviser.
     2. Portfolio Transactions. (a) The Subadviser is responsible for decisions, and is hereby authorized, to buy or sell securities and other investments for the Fund, to select broker-dealers and futures commission merchants to execute such purchases or sales, and to negotiate brokerage commissions and futures commission merchants’ rates. As a general matter, in executing portfolio transactions, the Subadviser may employ or deal with such broker-dealers or futures commission merchants in such a manner and on such terms as may, in the Subadviser’s best judgment, provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates. In selecting such broker-dealers or futures commission merchants, the Subadviser shall consider factors relevant to execution quality such as price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer or futures commission merchant involved, the quality of the service, the difficulty of execution, the execution capabilities and operational facilities of the firm involved, and, in the case of trades involving blocks of securities, the firm’s risk in positioning a block of securities. Subject to such policies as the Directors may determine that are consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of the Subadviser’s having caused the Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Subadviser’s overall responsibilities with respect to the Fund and to other clients as to which the Subadviser exercises investment discretion. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the Act and Rule 17e-1 thereunder, the Subadviser may engage its affiliates, the Adviser and its affiliates or any other subadviser to the Corporation and its respective affiliates, as broker-dealers or futures commission merchants to effect portfolio transactions in securities and other investments for the Fund. The Subadviser will promptly communicate to the Adviser and (through the Adviser) to the officers and the Directors of the Corporation such information relating to portfolio transactions as they may reasonably request, including but not limited to, any reports prepared by independent third parties relating to the execution costs of such transactions if such reports exist. To the extent consistent with applicable law, the Subadviser may aggregate purchase or sell orders for the Fund with contemporaneous purchase or sell orders for other clients of the Subadviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser determines to be equitable and consistent with its and its affiliates’ fiduciary obligations to the Fund and to such other clients. The Adviser and the Corporation hereby acknowledge that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.
          (b) Notwithstanding Section 2(a) above, for such purposes as obtaining investment research products and services, covering fees and expenses, the Adviser may request the Subadviser to effect a specific percentage of the transactions in securities and other investments it effects on behalf of the Fund with certain broker-dealers and futures commission merchants that the Adviser or the Corporation may designate. In designating the use of a particular broker-dealers and futures commission merchants. In designating the use of a particular broker-dealer or futures commission merchant, the Adviser and Subadviser acknowledge and agree that all brokerage transactions are subject to best execution. As such, Subadviser will use its best efforts to direct non rish commission transaction to a particular broker dealer or futures commission merchant designated by the Adviser provided that the Subadviser obtains best execution. Adviser acknowledges that Subadviser may be unable to fulfill the Adviser’s request for direction for a number of reasons, including, but not limited : 1) such direction may result in the Subadviser paying a higher commission, depending upon the Subadviser’s arrangements with the particular broker-dealer or futures commission merchant, etc; 2) if the Subadviser directs payments of an excessive amount of commissions, the executions may not be accomplished as rapidly; 3) the Subadviser may forfeit the possible advantage derived from the aggregation of multiple orders as a sinlge “bunched” transaction where Subadviser would, in some instances, be in a better position to negotiate commissions; and 4) Subadviser does not make commitments to allocate fixed or definite amounts of commissions to brokers.
          (c) The Subadviser is prohibited from consulting with another subadviser who is providing investment advice to the Fund concerning transactions for the Fund in securities or other assets. The Subadviser will provide investment advice solely with respect to the Managed Assets.
     3. Compensation of the Subadviser. The Subadviser shall not be entitled to receive any payment from the Corporation and shall look solely and exclusively to the Adviser for payment of all fees for the services rendered, facilities furnished and expenses paid by it hereunder. The Subadvisder’s fee shall be paid by the Adviser without regard to any reduction in the fees paid by the Corporation to the Adviser under its Advisory Agreement as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee reduction assumed by the Adviser. As full compensation to the Subadviser for the services rendered under this Agreement, the Adviser agrees to pay to the Subadviser a fee at the annual rate set forth in Schedule A hereto with respect to the portion of the assets managed by the Subadviser for the Fund listed thereon. Such fee shall be calculated by the Fund’s custodian and accrued daily, and paid monthly as soon as practicable after the end of each month (i.e., the applicable annual fee rate divided by 365 applied to each prior day’s net assets in order to calculate the daily accrual). If the Subadviser shall provide its services under this Agreement for less than the whole of any month, the foregoing compensation shall be prorated.
     4. Reserved.

     5. Reports. Adviser agrees to provide promptly to the Subadviser on an on-going basis copies of all amendments and supplements to the current Prospectus and the Statement of Additional Information (“SAI”) of the Fund (collectively, “Fund Documents”), and copies of any amendments thereto. Until the Adviser delivers to the Subadviser any supplements or amendments to the Fund Documents, the Subadviser shall be entitled to rely on the most recent version of such documents previously furnished to the Subadviser. In addition, Adviser shall furnish the Subadviser with a certified copy of any financial statement or report prepared for the Corporation with respect to the Fund by certified or independent auditors, and with copies of any financial statements or reports made by the Corporation to shareholders or to any state or federal regulatory agency. Adviser shall also inform the Subadviser, and the Subadviser shall inform the Adviser of the same, of the results of any audits or examinations by regulatory authorities pertaining to the other party’s responsibilities for the Fund. The Corporation and the Adviser agree to furnish to the Subadviser, if applicable, current Fund prospectuses, statements of additional information, proxy statements, reports to shareholders, press releases providing significant information about the Subadviser, and such other information with regard to their affairs as the Subadviser may reasonably request. Subadviser agrees to furnish to the Corporation or the Adviser, if applicable, proxy statements that it receives in connection with securities of the Fund which Subadviser is responsible for managing as well as such other information about Subadviser and its performance of its duties under this Agreement as the Corporation or Adviser may reasonably request.
     6. Status of the Subadviser. The services of the Subadviser to the Adviser and the Corporation are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. The Subadviser shall be deemed to be an independent contractor and shall, except as authorized by this Agreement or as otherwise expressly provided or authorized, have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.
     Each of Adviser and the Subadviser will provide the other party with a list, to the best of Adviser’s or Subadviser’s respective knowledge, of each affiliated person (and any affiliated person of such an affiliated person) of Adviser or the Subadviser, as the case may be, and each of Adviser and the Subadviser agrees promptly to update such list whenever Adviser or the Subadviser becomes aware of any changes that should be added to or deleted from the list of affiliated persons.
     7. Advertising. Subadviser shall not publicly distribute any sales or advertising materials related to the Corporation unless such material has been received and approved by the Adviser. Notwithstanding the foregoing, Subadviser may include the Adviser’s and Corporation’s names in its “client list” used in promotional materials with prior consent of the Adviser and/or Corporation.
     8. Proxy Voting. The Fund has appointed Investor Responsibility Research Center as the proxy-voting agent and will vote all such proxies in accordance with the proxy voting policies and procedures adopted by the Board of Directors of the Corporation. With respect to certain vote items, the Fund may request guidance or a recommendation from the Adviser, administrator or Subadviser of the Fund. The Subadviser shall not have responsibilities in connection with proxy voting for the Fund, except that the Subadviser may be affirmatively requested in writing to make a proxy voting recommendation that the Fund or Adviser may choose to follow.

     9. Certain Records. The Subadviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the Act, all records relating to the investments held by the portion of the Fund that is managed by Subadviser and that are required to be maintained by a subadviser to the Corporation pursuant to the requirements of Rule 31a-1 under that Act. Copies of any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Act which are prepared or maintained by the Subadviser on behalf of the Corporation will be provided promptly to the Corporation or the Adviser on request.
     The Subadviser agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to reasonable periodic, special and other examinations by the Securities and Exchange Commission, the Corporation’s auditors, the Corporation or any representative of the Corporation, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Corporation.
     10. Reference to the Subadviser. Neither the Corporation nor the Adviser or any affiliate or agent thereof shall make reference to or use the name or logo of the Subadviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Subadviser, which approval shall not be unreasonably withheld. The parties agree that the names “Merrill Lynch” and “Mercury” are the names of the Subadviser’s affiliates within Merrill Lynch & Co. Inc., and any derivative or logo or trademark or service mark or trade name (including, but not limited to, depictions of bulls) are the valuable property of the Subadviser and its affiliates, and may not be used by the Adviser without the Subadviser’s prior written approval, which approval shall not be unreasonably withheld.
     11. Liability of the Subadviser. (a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties (“disabling conduct”) hereunder on the part of the Subadviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser), the Subadviser shall not be subject to liability to the Adviser, its officers, directors, agents, employees, controlling persons or shareholders or to the Corporation or to any shareholder of the Corporation for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent otherwise provided in the Act. Except for such disabling conduct, the Adviser shall indemnify the Subadviser (and its officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) (collectively, the “Indemnified Parties”) from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from the Subadviser’s providing services under this Agreement.
          (b) The Subadviser agrees to indemnify and hold harmless the Adviser and its affiliates and each of its directors and officers and each person, if any, who controls the Adviser within the meaning of Section 15 of the 1933 Act against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser or its affiliates or such directors, officers or controlling person may become subject under the 1933 Act, under other statutes, at common law or otherwise, which are caused by Subadviser’s disabling conduct; provided, however, that in no case is the Subadviser’s indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligation and duties under this Agreement.
          (c) The Subadviser shall not be liable to the Adviser, its officers, directors, agents, employees, controlling persons or shareholders or to the Corporation or its shareholders for (i) any acts of the Adviser or any other subadviser to the Fund with respect to the portion of the assets of the Fund not managed by Subadviser and (ii) acts of the Subadviser which result from or are based upon acts of the Adviser, including, but not limited to, a failure of the Adviser to provide accurate and current information with respect to any records maintained by Adviser or any other subadviser to the Fund, which records are not also maintained by the Subadviser or, to the extent such records relate to the portion of the assets managed by the Subadviser, otherwise available to the Subadviser upon reasonable request. The Adviser and Subadviser each agree that the Subadviser shall manage the Managed Assets as if it was a separate operating portfolio and shall comply with subsections (a) and (b) of Section 1 of this Subadvisory Agreement (including, but not limited to, the investment objectives, policies and restrictions applicable to the Fund and qualifications of the Fund as a regulated investment company under the Code) only with respect to the Managed Assets. The Adviser shall indemnify the Indemnified Parties from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from the conduct of the Adviser, the Corporation and any other subadviser with respect to the portion of the Fund’s assets not allocated to the Subadviser.
     12. Confidentiality. The Subadviser will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Fund or to otherwise perform services as a Subadviser, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the Subadviser shall disclose such non-public information only as discussed above, or if the Adviser or the Board of Directors of the Corporation has authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by the Subadviser or has been disclosed, directly or indirectly, by the Adviser or the Corporation to others becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or to the extent such disclosure is reasonably required by            auditors or attorneys of the Subadviser in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Notwithstanding the foregoing, the Subadviser may disclose the total return earned by the Fund and may include such total return in the calculation of composite performance information.
     13. Reserved.
     14. Term of the Agreement. This Agreement shall continue in full force and effect with respect to the Fund until two years from the date hereof, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Directors of the Corporation who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Directors of the Corporation or by vote of a majority of the outstanding voting securities of the Fund, voting separately from any other series of the Corporation.

          With respect to the Fund, this Agreement may be terminated at any time, without payment of a penalty by the Fund, by vote of a majority of the Directors, or by vote of a majority of the outstanding voting securities (as defined in the Act) of the Fund, voting separately from any other series of the Corporation, or by the Adviser, on not less than 30 nor more than 60 days’ written notice to the Subadviser. This Agreement may be terminated by the Subadviser at any time, with respect to both the Adviser and the Fund, without the payment of any penalty, on 90 days’ written notice to the Adviser and the Corporation. This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment (as defined by the Act and the rules thereunder).
          This Agreement will also automatically terminate, without the payment of any penalty, in the event that the Advisory Agreement by and between the Corporation and the Adviser is terminated.
     15. Severability. This Agreement constitutes the entire Agreement between the parties hereto and all prior and contemporaneous conversations, agreements, understandings, representations, and negotiations with respect to the subject matter hereof are merged herein and superseded hereby. The parties intend and agree that if any portion of this Agreement is declared by any regulatory agency (through a formal or informal process), any court of competent jurisdiction, any statute, or any rule to be invalid, void, voidable or unenforceable, the remainder of the Agreement shall remain in full force and effect in every other respect. In particular, and not in limitation of the foregoing, the parties hereby agree that if any portion of the Agreement is declared unenforceable against the Fund, or against any party so long as the Fund is a party, then that portion of the Agreement, without further action by the parties, shall be deemed to have been reformed without the Fund as a party.
     16. Amendments. No modification of any provision of this Agreement shall be valid unless in writing signed by all parties hereto in conformity with the requirements of the Act.
     17. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York without regard to the conflicts provisions thereof, and the applicable provisions of the Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.
     18. Notices. All notices shall be in writing and deemed properly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, or by any means of overnight delivery that provides evidence of delivery, addressed as follows:

Subadviser:	Merrill Lynch Investment Management, L.P.
800 Scudders Mill Road (2A)
Plainsboro, New Jersey 08536
Attention: General Counsel

Adviser:	AIG SunAmerica Asset Management Corp.
Harborside Financial Center
3200 Plaza 5
Jersey City, New Jersey 07311-4992
Attention:Legal Department

Fund:	SunAmerica Focused Alpha Large-Cap Fund, Inc.
c/o AIG SunAmerica Asset Management Corp.
Harborside Financial Center
3200 Plaza 5
Jersey City, New Jersey 07311-4992
Attention: Legal Department
     19. Indemnity Agreement.
          (a) The Fund, the Adviser, the Subadviser, and each other subadviser to the Fund have entered into a Purchase Agreement dated as of on or about December 22, 2005, with Merrill Lynch & Co., and Merrill Lynch, Pierce, Fenner & Smith, Incorporated and other co-managers and underwriters named in Schedule A (collectively, the “Underwriters”) to that agreement (the “Purchase Agreement”). Section 1(a) of the Purchase Agreement requires each of the Fund, the Adviser, the Subadviser, and each other subadviser to make stipulated representations and warranties jointly and severally to the Underwriters. Section 3 of the Purchase Agreement requires each of the Fund, the Adviser, the Subadviser, and each other subadviser to make jointly and severally stipulated covenants with the Underwriters on behalf of the Fund and others. Sections 1(e), 5(d), 5(j), 5(k), 8, and other provisions of the Purchase Agreement require each of the Fund, the Adviser, the Subadviser, and each other subadviser to provide officer’s certificates and other documents to the Underwriters relating to such representations, warranties, and covenants. Sections 4(b), 5(l), 6(a), 6(c), 6(e), 7, and 9(b) and other provisions of the Purchase Agreement require each of the Fund, the Adviser, the Subadviser, and each other subadviser to jointly and severally indemnify and hold harmless the Underwriters and others against all loss, liability, claim, damage or expense whatsoever on the terms and conditions contemplated by relevant provisions of Section 6, to otherwise make contribution to the Underwriters on the terms and conditions contemplated by Section 7, and to otherwise pay the expenses of the Underwriters if the Purchase Agreement is terminated under Section 5(l) or Section 9.
          (b) The Fund and the Adviser acknowledge that the provisions of the Purchase Agreement (other than Section 1(c)) concern matters that ordinarily would not be within the knowledge or control of the Subadviser, and that such matters are instead within the exclusive knowledge and control of the Fund itself and of the Adviser. Therefore, the parties to this Agreement are establishing among themselves an equitable bearing of responsibility by the Fund and the Adviser for claims that the Underwriters or other persons might seek to bring against the Subadviser under Sections 1(a), 1(e), 3, 4(b), 5(d), 5(j), 5(k), 5(l), 6, 7, 8, and 9(b) of the Purchase Agreement or similar provisions of the Purchase Agreement, as follows.
          (c) The Fund (to the fullest extent permitted by law) and the Adviser (without reservation) (together, the “Indemnifying Parties”) shall jointly and severally indemnify and hold harmless the Subadviser and its officers, directors, partners, agents, employees, controlling persons, shareholders, and any other person or entity affiliated with the Subadviser (separately an “Indemnified Party” and together the “Indemnified Parties”) from and against any and all losses, claims, damages, liabilities, or expenses (including attorney’s fees) threatened to be or actually asserted against or incurred by each or all of the Indemnified Parties arising out of any claim brought by any of the Underwriters, any person who controls any Underwriter, or any other person who asserts rights under the Purchase Agreement, any current or former investor, self-regulatory organization, regulatory agency, or other governmental authority (separately or together, “Claim” or “Claims”) by reason of any of the following: (1) the representations and warranties and covenants made by the Subadviser pursuant to Sections 1(a), 1(e), 3, 5(d), 5(j), 5(k), and 8 of the Purchase Agreement and any similar provisions of the Purchase Agreement; (2) the indemnification and contribution provisions set forth in Sections 6 and 7 of the Purchase Agreement and any similar provisions of the Purchase Agreement; or (3) the expense reimbursement provisions set forth in Sections 4(b), 5(l), and 9(b) of the Purchase Agreement and any similar provisions of the Purchase Agreement. The parties agree that actual or constructive knowledge by an Indemnified Party of any fact alleged to have been misrepresented or omitted is not a defense against the obligation to indemnify the Indemnified Party under this Agreement.
          (d) Each Indemnified Party shall give notice as promptly as reasonably practicable to each Indemnifying Party of any Claim in respect of which indemnity may be sought hereunder, but failure to so notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability hereunder to the extent that the Indemnifying Party is not materially prejudiced as a result thereof. An Indemnifying Party may recommend counsel to represent an Indemnified Party in connection with a Claim. The Indemnified Party may decline to be represented by the recommended counsel, and may instead select its own counsel to represent it with respect to a Claim. In no event shall the Indemnifying Parties be liable for fees and expenses of more than one counsel at any given time for each of the Indemnified Parties (in addition to any local counsel) in connection with any one action, or separate but similar or related actions in the same jurisdiction, arising out of the same general allegations or circumstances and in which a Claim has been made. No Indemnified Party shall settle or compromise or consent to the entry of any judgment with respect to any Claim asserted in any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Agreement, without the prior written consent of the Indemnifying Parties, which shall not be unreasonably withheld. The Indemnifying Parties shall promptly reimburse each of the Indemnified Parties for any and all costs and expenses of counsel and other costs, as and at the time when incurred, by each Indemnified Party in investigating, defending against, settling, paying judgments entered in response to, or otherwise responding to any Claim.
          (e) Each of the Indemnified Parties and the Indemnifying Parties further agree that with respect to any Claim for which indemnification is sought hereunder, they will submit to the jurisdiction of the court or agency in which any action or investigation or proceeding asserting a Claim is pending, if so requested by either of the Indemnifying Parties or any of the Indemnified Parties. The Indemnified Parties and the Indemnifying Parties each further agree to cooperate in the defense of any Claim, action or proceeding in which any of them may seek indemnity, including the furnishing of witnesses and documents as requested by either of the Indemnifying Parties or any of the Indemnified Parties, and acknowledge that documents and witnesses subject to their custody and control may be required for responding to discovery requests, for the defense of actions and proceedings, and for purposes of settlement. The Indemnifying Parties shall promptly reimburse each Indemnified Party for any and all costs and expenses incurred by that Indemnified Party in undertaking such cooperation. Indemnification shall not be denied based on the failure of an Indemnified Party to produce any documents or witnesses whose production is not required under a proper application of the applicable rules of civil procedure and/or local court rules, including the rules on attorney-client privilege and attorney work product.

          (f) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication or any other form of delivery providing a receipt. Notices to the Indemnifying Parties shall be directed, as appropriate, to the addresses listed in Section 18 above.
     20. Effect of Agreement. This Agreement shall inure to the benefit of and be binding upon the Fund, the Adviser, the Subadviser and Indemnified Parties, and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors, and for the benefit of no other person, firm or corporation. No purchaser of securities of the Fund from any Underwriter shall be deemed to be a successor by reason of such purchase.
     21. Jurisdiction. Jurisdiction and venue of any dispute relating to this Agreement shall be limited to any court located in the County of New York.
     22. Representations of Adviser. The Adviser hereby warrants and represents to the Subadviser that (i) it has obtained all applicable licenses, permits, registrations and approvals that may be required in order to serve in its designated capacities with respect to the Fund, and shall continue to keep current such licenses, permits, registrations and approvals for so long as this Agreement is in effect; (ii) it will immediately notify the Subadviser of the occurrence of any event that would disqualify it from serving in its designated capacities with respect to the Fund; (iii) this Agreement has been duly and validly authorized, executed and delivered on behalf of the Adviser and is a valid and binding agreement of the Adviser enforceable in accordance with its terms; and (iv) it has received a copy of the Subadviser’s Advanced Disclosure Statement (“Form ADV”) at least 48 hours prior to the execution of this Agreement and has delivered a copy of the same to the Company, as required by applicable law.
     23. Certain Information. The parties hereto shall promptly notify the other party in writing of the occurrence of any of the following events: (a) the party shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which the party is required to be registered as an investment adviser in order to perform its obligations under this Agreement, (b) the party has a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code (c) the party shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, and (d) the principal officers of the party or any portfolio manager of the Fund shall have changed.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA FOCUSED ALPHA LARGE-CAP FUND, INC.

By:
Name: Vincent Marra
Title: President

AIG SUNAMERICA ASSET MANAGEMENT CORP.

By:
Name: Peter A. Harbeck
Title: President and CEO

MERRILL LYNCH INVESTMENT MANAGERS, L.P. doing
business as MERCURY ADVISORS

By:
Name:
Title:

SCHEDULE A

Fee Rate (as a percentage of daily total
assets the Subadviser manages for the
Fund	Fund)
SunAmerica Focused Alpha	0.40%
Large-Cap Fund, Inc.